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
-----------------------------------
                                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                                       Washington, D.C. 20549

FORM 3                                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
-----------------------------------

                                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,Section 17(a) of
                                            the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment
                                                                        Company Act of 1940

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1. Name and address of Reporting Person*    2. Date of Event Requiring          4. Issuer Name and Ticker or Trading Symbol
                                                Statement (Month/Day/Year)

GORDON, DAVID                                        02/10/98                   TRANSPACIFIC INTERNATIONAL GROUP CORP.
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(Last)      (First)     (Middle)            3.  IRS or Social Security Number   5. Relationship of Reporting    6. If Amendment,
                                                 of Reporting Person                Person to Issuer               Date of Original
COFFEE HOLDING CO., INC.                         (Voluntary)                        (Check all applicable)         (Month/Day/Year)

                                                 ###-##-####

                                                                                   X Director   X 10% Owner
                                                                                  ---          ---
                                                                                   X Officer      Other
                                                                                  ---          ---
---------------------------------------                                                                        --------------------
             (Street)                                                              (give title   (specify       7. Individual or
                                                                                    below)        below)           Joint/Group
                                                                                                                   Filing

                                                                                                                  (Check applicable
                                                                                                                     line)
                                                                                   Executive Vice President
4401 First Avenue                                                                    and Secretary             X  Form filed by One
                                                                                                              --- Reporting Person

                                                                                                                  Form filed by
                                                                                                              --- More Than One
                                                                                                                  Reporting Person
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(City)         (State)         (Zip)

                                                                TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

Brooklyn, New York  11232
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1.  Title of Security                       2.  Amount of Securities         3. Ownership Form:    4. Nature of Indirect Beneficial
    (Instr. 4)                                  Beneficially  Owned             Direct (D) or         Ownership (Instr. 5)
                                                (Instr. 4)                      Indirect (I)
                                                                                (Instr. 5)
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Common Stock, par value $.0001              630,000                              D
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                                                                                                   Pursuant to Rachelle Gordon
                                                                                                   Grantor
Common Stock, par value $.0001              1,740,000                            I (1)             Retained Annuity Trust
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*If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).                                             (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1473 (3/91)
                                                                        (Print or Type Responses)
(1)Reporting Person is co-trustee with Andrew Gordon of The Rachelle Gordon Grantor Retained Annuity Trust, and the Reporting
Person's estate is co-beneficiary with the Estate of Andrew Gordon under such Trust.
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Form 3 (continued)

         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr.4)      2. Date Exer-        3. Title and Amount of    4. Conver-   5. Owner-  6. Nature of
                                                  isable and           Securities Underlying     sion or      ship       Indirect
                                                  Expiration Date      Derivative Security       Exercise     Form of    Beneficial
                                                  (Month/Day/                                    Price of     Deriv-     Ownership
                                                  Year)                                          Derivative   ative      (Instr. 5)
                                                                                                 Security     Security:
                                                                                                              Direct
                                                                                                              (D) or
                                                                                                              Indirect
                                                                                                              (1)
                                                                                                              (Instr. 5)
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                                               Date      Expira-        Title       Amount
                                               Exercis-  tion                       or
                                               able      Date                       Number
                                                                                    of Shares
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.       /s/ David Gordon          2/18/98
                                                                                           ------------------------------- --------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              ** Signature of Reporting Person   Date
                                                                                          DAVID GORDON

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.



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                                                                                                                    SEC 1473 (3/91)
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